                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

                                          [_] Confidential, for Use of the
[X]  Definitive Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        THE FIRST AMERICAN CORPORATION
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                     [LOGO]
                         THE FIRST AMERICAN CORPORATION
   Home Office: 1 First American Way, Santa Ana, CA 92707-5913 . 714-800-3000

April 5, 2001

Dear Fellow Shareholder:

   You are cordially invited to attend our Annual Meeting of Shareholders at 2:00 p.m., Pacific Time, on Thursday, May 10, 2001, at the executive offices of The First American Corporation, located at 1 First American Way, Santa Ana, California. We have included a map and directions to our executive offices on the inside back cover of the proxy statement.

   With this letter, we are including the notice for the Annual Meeting, the proxy statement, the proxy card and our 2000 annual report. We have written our proxy statement in jargon-free "plain English." We hope you find its simplified format helpful and we welcome your comments.

   As was the case last year, we have made arrangements for you to vote your proxy over the Internet or by telephone, as well as by mail with the traditional proxy card. The proxy card contains instructions on these methods of voting.

   Your vote is important. Whether or not you plan on attending the Annual Meeting on May 10, we hope you will vote as soon as possible.

   Thank you for your ongoing support of and continued interest in The First American Corporation.

                                          D. P. Kennedy

                                          /s/ D.P. KENNEDY
                                          Chairman of the Board

                              [LOGO APPEARS HERE]
                         THE FIRST AMERICAN CORPORATION
   Home Office: 1 First American Way, Santa Ana, CA 92707-5913 . 714-800-3000

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To be Held on May 10, 2001

                               ----------------

   The Annual Meeting of Shareholders of The First American Corporation, a California corporation, will be held at 2:00 p.m., Pacific Time, on Thursday, May 10, 2001, at the executive offices of The First American Corporation, located at 1 First American Way, Santa Ana, California, for the following purposes:

  1. To elect 13 persons to serve on our board of directors for the next year.

  2. To approve The First American Corporation 2001 Employee Stock Purchase
     Plan.

  3. To transact such other business as may properly come before the meeting or any adjournments thereof.

   Only shareholders of record at the close of business on March 30, 2001, are entitled to notice of the meeting and an opportunity to vote.

   It is hoped that you will be present at the meeting to vote in person. However, if you are unable to attend the meeting and vote in person, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the questions and answers commencing on page 2 of the proxy statement and the instructions on the proxy card.

                                          /s/ MARK R ARNESEN

                                          Mark R Arnesen
                                          Secretary

Santa Ana, California
April 5, 2001

                                     [LOGO]
                         THE FIRST AMERICAN CORPORATION
   Home Office: 1 First American Way, Santa Ana, CA 92707-5913 . 714-800-3000

                               ----------------

                                PROXY STATEMENT
               Solicitation of Proxies by the Board of Directors

                               ----------------

   Our board of directors is soliciting proxies from holders of our common shares for use at the annual meeting of our shareholders to be held on May 10, 2001, at 2:00 p.m., Pacific Time. The meeting will be held at the executive offices of The First American Corporation, located at 1 First American Way, Santa Ana, California. Since we have recently moved our offices, we have included a map and directions to our executive offices on the inside back cover of the proxy statement for your convenience.

   The approximate date on which this proxy statement and the enclosed proxy card, notice of annual meeting, chairman's letter and 2000 annual report were first mailed to our shareholders is April 12, 2001.

   You will notice that this proxy statement has been written in a different style than in years past. The Securities and Exchange Commission requires portions of certain documents to be written in "plain English." The "plain English" rules set forth guidelines for preparing written documents without using confusing legal and technical language. Although the SEC rules do not require proxy statements to be written in "plain English," we have decided to write parts of our proxy statement that way. We want you to have access to information about us in a direct and understandable way. We feel there is no need to sort through complex legal language that adds little to an understanding of who we are and where we are headed.

   In furtherance of this goal, the remainder of this proxy statement has been divided into three sections. You should read all three sections.

  I. Questions and answers: This section provides answers to a number of frequently asked questions.

  II. Proposals to be voted on: This section provides information relating to the proposals to be voted on at the shareholders' meeting.

  III. Required information: This section contains information that is required by law to be included in this proxy statement and which has not been included in Sections I or II.

                            I. QUESTIONS AND ANSWERS

Why have I been sent these proxy materials?

   Our board of directors has sent you this proxy statement and the accompanying proxy card to ask for your vote, as a shareholder of First American, on certain matters that will be voted on at the annual meeting.

What matters will be voted on at the meeting?

  . the election of 13 individuals to serve as directors of our company for the next year;

  . the approval of The First American Corporation 2001 Employee Stock Purchase Plan; and

  .  any other business properly raised at the meeting.

   At the time this proxy statement was printed, our board of directors did not know of any other matters to be voted on at the annual meeting.

Who may attend the annual meeting?

   All shareholders of First American.

Who is entitled to vote?

   Shareholders of record as of the close of business on March 30, 2001, the record date, or those with a valid proxy from a bank, brokerage firm or similar organization that held our shares on the record date.

Who is a shareholder of record?

   A shareholder of record is a person or entity whose name appears as an owner of one or more shares of our common stock on the records of our transfer agent as of its close of business on the record date.

How many shares are entitled to vote at the meeting?

   As of the record date, 64,466,907 of our common shares, par value $1.00 per share, were issued, outstanding and entitled to vote at the meeting.

How many votes do I have?

   Each common share is entitled to one vote. However, if cumulative voting applies for the election of directors, you will be entitled to cast more than one vote for each nominee.

How many votes are needed to elect each director?

   Those candidates receiving the highest number of affirmative votes, up to the number of directors to be elected, will be elected directors.

How many votes are needed to approve the Employee Stock Purchase Plan?

   The approval of more than 50% of our issued and outstanding common shares entitled to vote is required to approve The First American Corporation 2001 Employee Stock Purchase Plan, regardless of how many shares actually attend the meeting in person or by proxy.

What does it mean to cumulate a vote?

   In elections for directors, California law provides that a shareholder, or his or her proxy, may cumulate votes. That is, each shareholder has a number of votes equal to the number of shares owned, multiplied by 13 (the number of directors to be elected), and the shareholder may cumulate such votes for a single candidate, or distribute such votes among as many candidates as he or she deems appropriate. However, a shareholder may cumulate votes only for a candidate or candidates whose names have been properly placed in nomination prior to the voting, and only if the shareholder has given notice at the meeting, prior to the voting, of his or her intention to cumulate votes for the candidates in nomination. Unless you give different instructions, your proxy gives discretionary authority to the appointees to vote your shares cumulatively. Cumulative voting does not apply to any proposal other than the election of directors.

Who are the board nominees?

   The 13 nominees are:

   George L. Argyros       James L. Doti         Parker S. Kennedy  Virginia M. Ueberroth
   Gary J. Beban           Lewis W. Douglas, Jr. Frank E. O'Bryan
   J. David Chatham        Paul B. Fay, Jr.      Roslyn B. Payne
   Hon. William G. Davis   D. P. Kennedy         D. Van Skilling

   All of the nominees are currently board members. See pages 8 through 10 for biographical information regarding the nominees.

How do I vote?

   You can vote on matters that properly come before the meeting in one of four ways:

 You may vote by mail.

   You do this by signing and dating the proxy card and mailing it in the enclosed, prepaid and addressed envelope within the required time. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

 You may vote by telephone.

   You do this by following the instructions accompanying the proxy card. If you vote your proxy by telephone, you do not have to mail in your proxy card. Some shareholders may not be able to vote their proxy by telephone.

 You may vote on the Internet.

   You do this by following the instructions accompanying the proxy card. If you vote your proxy on the Internet, you do not have to mail in your proxy card. Some shareholders may not be able to vote their proxy on the Internet.

 You may vote in person at the meeting.

   You can vote in person at the meeting. However, if you hold your shares in street name (in the name of a bank, broker or some other nominee), you must request and receive a legal proxy from the record owner prior to the meeting in order to vote at the meeting.

What happens if I sign and return my proxy card, but don't mark my votes?

   D. P. Kennedy, Parker S. Kennedy or Mark R Arnesen, our chairman, president and secretary, respectively, will vote your shares in their discretion as proxies.

Can I revoke my proxy?

   You have the power to revoke your proxy at any time before the polls close at the meeting. You may do this by:

  .  signing and returning another proxy with a later date;

  . submitting written notice of your revocation to our secretary at our mailing address on the cover page of this proxy statement;

  . voting your proxy by telephone or on the Internet (only your latest proxy is counted); or

  .  voting in person at the meeting.

What happens if my shares are held under the name of a brokerage firm?

   If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under New York Stock Exchange rules to vote customers' unvoted shares on certain "routine" matters, including the election of directors and approval of the employee stock purchase plan. If you do not vote your proxy, your brokerage firm may either:

  .  vote your shares on routine matters; or

  .  leave your shares unvoted.

   We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the meeting. You may have granted to your stockbroker discretionary voting authority over your account. Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker.

Who will count the vote?

   An employee of First American will serve as the inspector of elections and count the votes.

What does it mean if I get more than one proxy card?

   It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

What constitutes a "quorum?"

   A "quorum" refers to the number of shares that must be represented at a meeting in order to lawfully conduct business. A majority of the outstanding common shares entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the meeting. Abstentions and broker nonvotes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not otherwise affect proposals voted upon. Without a quorum, no business may be transacted at the annual meeting. However, whether or not a quorum exists, a majority of the voting power of those present at the annual meeting may adjourn the annual meeting to another date, time and place.

What is a "broker nonvote" and how is it treated?

   A "broker nonvote" occurs with respect to a proposal to be voted on if a broker or other nominee does not have the discretionary authority to vote shares and has not received voting instructions from the beneficial owners with respect to such proposal. Broker nonvotes are treated as present for purposes of establishing the presence or absence of a quorum, but will not otherwise affect the outcome of the votes on proposals acted upon at the meeting.

What percentage of stock do the directors and executive officers own?

   Together, they owned approximately 8.73% of our common shares as of the record date. See pages 14 through 16 for more details.

When are shareholder proposals for our next annual meeting due in order to be included in the proxy statement?

   We will consider proposals submitted by shareholders for inclusion in the proxy statement for the annual meeting to be held in 2002 if they are received no later than December 13, 2001. See pages 30 and 31 for more details.

Who is paying the cost of preparing, assembling and mailing the notice of the annual meeting of shareholders, proxy statement and form of proxy, and the solicitation of the proxies?

   First American. We will also pay brokers and other nominees for the expenses of forwarding solicitation materials to their principals.

Who may solicit proxies?

   In addition to this proxy statement, our directors, officers and other regular employees may solicit proxies. None of them will receive any additional compensation for such solicitation. Morrow & Company, Inc., 445 Park Avenue, New York, New York 10022, has been engaged by the company to solicit proxies at an estimated cost of $6,000 plus reimbursement of reasonable expenses.

How will solicitors contact me?

   People soliciting proxies may contact you in person, by mail, by telephone, by e-mail or by facsimile.

Does the board of directors have any recommendations with respect to the listed proposals?

   The board of directors recommends that you vote "FOR" the slate of director candidates proposed in this proxy statement and "FOR" the proposal to approve The First American Corporation 2001 Employee Stock Purchase Plan.

Who are the largest principal shareholders outside of management?

   The following table lists as of the record date the persons or groups of shareholders who are known to us to be the beneficial owners of 5% or more of our common shares. The information regarding beneficial owners of 5% or more of our common shares was gathered by us from the filings made by such owners with the SEC. Shares that may be acquired within 60 days are treated as outstanding for purposes of determining the amount and percentage beneficially owned. This table does not include shares beneficially owned by our directors and officers and entities controlled by them. See the table headed "Security Ownership of Management" on pages 14 through 16 for that information.

                                         Amount and Nature of
        Names of Beneficial Owners       Beneficial Ownership Percent of Class
        --------------------------       -------------------- ----------------
   First American Trust FSB, as trustee
    of certain of the company's benefit
    plans                                     5,807,659(1)          9.01%

   EQSF Advisers, Inc. and M. J.
    Whitman Advisers, Inc.                    4,384,115(2)          6.80%

   Gilder Gagnon Howe & Co. LLC               3,514,346(3)          5.45%

   Fidelity Management Trust Company          3,427,228(4)          5.32%

--------
(1) Of the shares set forth in the table, 5,401,444 are held by First American Trust FSB, our wholly owned subsidiary, as trustee pursuant to our Employee Profit Sharing and Stock Ownership Plan. The plan requires the trustee to vote the shares as directed by the employees for whose benefit the shares are held or, in the absence of such direction, as directed by the committee responsible for administering the plan. The committee is composed of four members, consisting of D. P. Kennedy, Parker S. Kennedy, Thomas A. Klemens and Mark R Arnesen, who are all executive officers of our company. The committee does not have the power to dispose of the shares. Accordingly, shares for which no direction is received by the trustee from the employees or the committee are not voted.

    In addition, 406,215 shares are held by the trust company as trustee of First American's Pension Trust as part of the diversified investment fund of that trust. D. P. Kennedy, Parker S. Kennedy, Thomas A. Klemens and Mark R Arnesen, executive officers of First American, serve on a four-member committee, a majority of which may, under the terms of the trust agreement governing the trust, and subject to applicable law, direct the disposition of the securities held by the trustee. In accordance with California law, those shares are not voted. The trust company is located at 421 North Main Street, Santa Ana, California 92701.

(2) Voting and investment power and the number of shares set forth in the table are based entirely on statements contained in the amendment to Schedule 13G filed jointly by EQSF Advisers, Inc., M. J. Whitman Advisers, Inc., and Martin J. Whitman with the SEC on March 14, 2001. The amended Schedule 13G indicates that the shares were acquired in the ordinary course of business and are held (a) by EQSF on behalf of Third Avenue Value Fund, an investment company registered with the SEC, with respect to 3,000,000 of the reported shares, (b) by EQSF on behalf of various other registered investment companies with respect to an aggregate of 237,100 of the reported shares and (c) by MJWA on behalf of various clients for whom MJWA acts as investment adviser with respect to an aggregate of 1,147,015 of the reported shares. Martin J. Whitman disclaims ownership of the reported shares and is included in the amended Schedule 13G as a beneficial owner by virtue of his position as the chief executive officer and controlling person of EQSF and MJWA. The principal business address of EQSF, MJWA and Mr. Whitman is 767 Third Avenue, New York, New York 10017.

(3) Information on the number of shares and voting and investment power is based on statements contained in the Schedule 13G filed with the SEC on February 6, 2001, by Gilder Gagnon Howe & Co. LLC, a securities broker-dealer registered with the SEC that acquired the shares in the ordinary course of its business. The Schedule 13G indicates that this broker-dealer has sole power to vote 27,111 of the reported common shares and shares the power to dispose of all of the reported shares. Of the shares reported, 3,426,602 are held for the accounts of customers, 60,633 shares are held for the accounts of members of the broker-dealer and their families, and 27,111 shares are held for the account of the profit-sharing plan of the broker-dealer. The broker-dealer is located at 1775 Broadway, 26th Floor, New York, New York 10019.

(4) The shares set forth in the table are held by Fidelity Management Trust Company as trustee pursuant to our 401(k) Savings Plan. The governing documents require the trustee to vote the shares as directed by the employees for whose benefit the shares are held. The employees also have the power to direct the trustee to dispose of the shares held for their benefit. Shares for which no direction is received by the trustee from the employees are not voted. The trustee's address is 82 Devonshire Street, Boston, Massachusetts 02109.

                                 II. PROPOSALS

                                   Proposal 1

                             Election Of Directors

   Our bylaws require that directors be elected annually and that the number of directors be not less than nine nor more than 17. By resolution, the board has fixed the number of directors at 13. The 13 persons named below are nominated for election as directors to serve until the next annual meeting or as soon thereafter as their successors are duly elected and qualified.

   Votes by the company's proxy holders will be cast in such a way as to effect the election of all nominees listed below or as many as possible under the rules of cumulative voting. Unless otherwise specified by you in your proxy card, the proxies solicited by our board will be voted "FOR" the election of these nominees. If any nominee should become unable or unwilling to serve as a director, the proxies will be voted for such substitute nominee(s) as shall be designated by the board. The board presently has no knowledge that any of the nominees will be unable or unwilling to serve.

   The following list provides information with respect to each person nominated and recommended to be elected by the current board. See the section entitled "Security Ownership of Management," which begins on page 14, for information pertaining to stock ownership of the nominees. Except for Parker S. Kennedy, who is D. P. Kennedy's son, there are no family relationships among any of the nominees for director or any of the executive officers of the company. There are no arrangements or understandings between any nominee and any other person pursuant to which any nominee was or is to be selected as a director. All of the nominees currently are directors of the company.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING NOMINEES:

                                  Principal Occupation(s)
                               Since 1996 (arranged by title,   Director  Directorships Held in
           Name           Age       company & industry)          Since    Other Public Companies
-------------------------------------------------------------------------------------------------
 George L. Argyros         64 Chairman and Chief Executive        1988   Doskocil Manufacturing
                              Officer Arnel & Affiliates                 Company, Inc., DST
                              diversified investment company             Systems, Inc., The
                                                                         Newhall Land and Farming
                                                                         Company and Rockwell
                                                                         International
                                                                         Corporation

 Gary J. Beban             54 Senior Executive Managing           1996   CB Richard Ellis
                              Director                                   Services, Inc.
                              CB Richard Ellis, Inc.
                              commercial real estate services

 J. David Chatham          50 President and Chief Executive       1989   None
                              Officer Chatham Holdings
                              Corporation
                              real estate development and
                              associated industries

 Hon. William G. Davis(1)  71 Counsel                             1992   Algoma Steel, Inc.,
                              Torys (a law firm)                         Magna Entertainment
                              legal services                             Corp. and Magna
                                                                         International Inc.

                            Principal Occupation(s) Since
                               1996 (arranged by title,                 Director   Directorships Held in
         Name          Age       company & industry)                     Since     Other Public Companies
---------------------------------------------------------------------------------------------------------
 James L. Doti          54     President and Donald Bren                  1993    Fleetwood Enterprises,
                               Distinguished Professor of                         Inc., Remedy Temp, Inc.
                               Business and Economics Chapman                     and Standard Pacific
                               University                                         Corp.
                               education

 Lewis W. Douglas, Jr.  76     Chairman                                   1971(2) None
                               Stanley Energy, Inc.
                               oil exploration

 Paul B. Fay, Jr.       82     President                                  1967    Vestaur Securities Inc.
                               The Fay Improvement Company
                               financial consulting and
                               business ventures

 D. P. Kennedy          82     Chairman of the Board                      1956    None
                               The First American Corporation
                               title insurance and services,
                               real estate information and
                               services and consumer
                               information and services

 Parker S. Kennedy      53     President                                  1987    None
                               The First American Corporation
                               title insurance and services,
                               real estate information and
                               services and consumer
                               information and services

                               Chairman of the Board (1999 to
                               present) President (1989-1999)
                               First American Title Insurance Company,
                               a subsidiary of our company
                               title insurance and services

 Frank E. O'Bryan       67     Chairman of the Board (1997 to             1994    None
                               present)
                               WMC Mortgage Corporation
                               mortgage lending

                               Chairman of the Board (1985-
                               1997) Spring Mountain Group
                               escrow and savings and loan
                               holding company

 Roslyn B. Payne        54     President                                  1988    None
                               Jackson Street Partners, Ltd.
                               real estate venture capital and
                               investments

                            Principal Occupation(s) Since
                               1996 (arranged by title,      Director  Directorships Held in
         Name          Age       company & industry)          Since    Other Public Companies
---------------------------------------------------------------------------------------------
 D. Van Skilling        67 Private Investor (1999 to           1998   Lamson & Sessions Co.
                           present)                                   and McData Corporation
                           Chairman and Chief Executive
                           Officer (1996 to 1999)
                           Experian Information Solutions,
                           Inc. information services and
                           solutions for direct marketing
                           and credit industries

                           Executive Vice President (1989-
                           1996) TRW Inc.
                           diversified automotive,
                           aerospace and information
                           services

 Virginia M. Ueberroth  61 President Ueberroth Family          1988   None
                           Foundation philanthropy

--------
(1) Mr. Davis was the Premier of the Province of Ontario (Canada) from 1971 to 1985.
(2) Mr. Douglas also was a director of the company during the period 1961-1967.

                                   Proposal 2

               Approval of the 2001 Employee Stock Purchase Plan

General

   Our board of directors has adopted The First American Corporation 2001 Employee Stock Purchase Plan. The board believes that the Plan will assist us in attracting and retaining employees by providing them with an opportunity to purchase common shares of The First American Corporation at discounted prices. The board believes that employees who purchase such shares will have a proprietary interest in our company's continued success and therefore will have an additional incentive to contribute to such success. The principal features of the Plan are summarized below, but the summary is qualified in its entirety by reference to the full text of the Plan, a copy of which is included as Exhibit "A" of this proxy statement.

   The Plan will be administered by the Employee Benefits Plans Administrative Committee of our board of directors. The Committee has full power to interpret the Plan, and its decisions will be final and binding upon all participants. Only employees of The First American Corporation and employees of its subsidiaries designated by the Committee may participate in the Plan. Directors who are not our employees are not eligible to participate in the Plan. If approved by the shareholders, the Plan will become effective on August l, 2001, and will terminate on July 31, 2011.

   The aggregate number of common shares of The First American Corporation that may be issued under the Plan is 3,000,000. If there is a stock split, stock dividend, recapitalization or other relevant change affecting our issued and outstanding common shares, appropriate adjustments will be made by the Committee in the number of shares that may be issued in the future, the number and kind of shares to be purchased pursuant to each option and the exercise prices under all options outstanding before such event. If shares covered by an option are not issued before the option expires, those shares will again become available for purchase under future options.

   Eligibility. As noted above, any employee of The First American Corporation or any of its subsidiaries designated by the Committee will be eligible to participate in the Plan.

   However, no employee will be eligible to participate in the Plan if, immediately after the grant of an option to purchase shares under the Plan, that employee would own 5% of either the voting power or the value of our issued and outstanding shares. No employee's rights to purchase common shares pursuant to the Plan may accrue at a rate that exceeds $25,000 per calendar year based on the fair market value of the common shares at the beginning of the respective offering periods. As of December 31, 2000, approximately
20,000 employees, including our executive officers, would have been eligible to participate in the Plan.

   Participation. In order to participate in the Plan, an employee must authorize payroll deductions. An election to participate in the Plan will remain in effect until changed by the employee. An employee's right to participate in the Plan terminates when the employee's employment with the company terminates.

   The Plan provides for offering periods of one month each. The committee may change the duration of future offering periods, but in no case will offering periods be longer than 27 months. Common shares will be purchased at the end of each offering period although the Committee may change the future purchase dates.

   Each participant who has properly enrolled in the Plan is automatically granted an option to purchase common shares on the first day of the offering period. The option generally expires at the end of the offering period or upon termination of employment, whichever is earlier, but is otherwise automatically exercised at the end of each offering period.

   Purchases. Under the Plan, common shares of the Corporation will be purchased monthly at a price equal to 85% of their closing price on the New York Stock Exchange on the last trading day of the month.

   On March 30, 2001, the closing price of our common shares on the New York Stock Exchange was $26.00 per share. The number of common shares a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price, subject to the maximum dollar limitation discussed above in the section entitled "Eligibility."

   The employee must hold the common shares purchased under the Plan for one year after purchase. Shares may not be sold or transferred to another person during this holding period.

   Termination of Employment. Termination of a participant's employment for any reason immediately cancels his or her participation in the Plan. If this occurs, the payroll deductions credited to the participant's account will be returned to the participant without interest.

   Adjustments upon Changes in Capitalization, Merger or Sale of Assets. In the event of a proposed sale of all or substantially all of our assets or the merger or consolidation of our company with another company, the board may determine that each option will be assumed by, or an equivalent option substituted by, the successor company or an affiliate, that the purchase date will be accelerated, or that all outstanding options will terminate and accumulated payroll deductions will be refunded.

   Amendment and Termination. The board may terminate or amend the Plan at any time, except that it may not increase the number of shares subject to the Plan other than as described above. Unless terminated by the board sooner, the Plan will continue until July 31, 2011, or until all of the shares authorized for the Plan are sold, whichever event occurs first.

   Withdrawal. A participant may withdraw from the Plan under conditions established by the Committee. The Committee may also establish rules limiting the frequency with which participants may withdraw.

   Plan Benefits. Because benefits under the Plan will depend on employees' elections to participate and the fair market value of our common shares at various future dates, it is not possible to determine the benefits that will be received by executive officers and other employees if the Plan is approved by the shareholders.

Federal Income Tax Consequences

   The following is a brief summary of certain principal United States federal income tax consequences to The First American Corporation and participants in the Plan in connection with stock options granted to Plan participants and compensation paid to participants in common shares under the Plan, based on federal income tax laws currently in effect. This summary is not intended to cover all tax consequences that may apply to all Plan participants or to our company, such as those under applicable state, local or foreign tax laws or gift, estate or inheritance tax laws.

   The Plan is a qualified employee stock purchase plan under Section 423 of the U.S. Internal Revenue Code of 1986, as amended. An employee generally pays no tax when the employee enrolls in the Plan, when the employee purchases common shares pursuant to the Plan or when the employee receives common shares. An employee will have a taxable gain or loss when any common shares purchased through the Plan are sold or otherwise disposed of. If an employee sells the shares within two years of the commencement of the respective offering period or within one year of the actual purchase of the shares (each, a "disqualifying disposition"), then the difference between the purchase price and market value of the shares on the purchase date will be taxed as ordinary income. Any difference between the market value of the shares on the purchase date and the sale price will be long-term or short-term capital gain or loss depending on the holding period for income tax purposes. If an employee sells the stock after the holding periods described above, then the lesser of
(1) fifteen percent (15%) of the fair market value of the shares on the first day of the offering period, or (2) the amount by which the fair market value of the shares at the time of sale exceeds the purchase price, will be taxed as ordinary income. Any portion of the gain not taxed as ordinary income will be taxed as capital gain. Our company will be entitled to a deduction from income in an amount equal to the ordinary income reported by the employee only in the event of a disqualifying disposition. In all other cases, our company will not be entitled to a deduction.

   Unless otherwise specified by you in your proxy card, the proxies solicited by our board will be voted "FOR" the approval of the 2001 Employee Stock Purchase Plan.

   FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL FOR APPROVAL OF THE 2001 EMPLOYEE STOCK PURCHASE PLAN

                           III. REQUIRED INFORMATION

Security Ownership of Management

   The following table sets forth as of the record date the total number of our common shares beneficially owned and the percentage of the outstanding shares so owned by:

  .  each director (and each nominee for director);

  .  each named executive officer; and

  .  all directors and executive officers as a group.

   Unless otherwise indicated in the notes following the table, the shareholders listed in the table are the beneficial owners of the listed shares with sole voting and investment power (or, in the case of individual shareholders, shared power with such individual's spouse) over the shares listed. Shares subject to rights exercisable within 60 days after the record date are treated as outstanding when determining the amount and percentage beneficially owned by a person or entity.

                                                  Number of     Percent if
   Shareholders(1)                              Common shares greater than 1%
   ---------------                              ------------- ---------------
   Directors
    George L. Argyros(2)                          1,099,361        1.68%
    Gary J. Beban                                    20,971         --
    J. David Chatham                                 28,704         --
    Hon. William G. Davis                            20,700         --
    James L. Doti                                    26,121         --
    Lewis W. Douglas, Jr.                            35,314         --
    Paul B. Fay, Jr.                                 92,356         --
    D. P. Kennedy(3)(4)                             103,736         --
    Parker S. Kennedy(3)(4)                       3,456,108        5.29%
    Frank E. O'Bryan                                 31,167         --
    Roslyn B. Payne(5)                               80,523         --
    D. Van Skilling(6)                               19,573         --
    Virginia M. Ueberroth(7)                         92,566         --

   Named executive officers who are not
    directors
    Thomas A. Klemens(4)                            162,192         --
    Craig I. DeRoy                                  104,581         --
    Gary L. Kermott                                  99,098         --

   All directors, all named executive officers
    and other executive officers as a group
    (20 persons)                                  5,699,430        8.73%

--------
(1) Of the shares set forth in the table, the following shares are allocated to the individual accounts of the following individuals under the company's employee stock ownership plan ("ESOP"):

       Individual         Shares
       ----------         ------
       D. P. Kennedy      4,881
       Parker S. Kennedy  8,259
       Thomas A. Klemens  2,495
       Craig I. DeRoy       134
       Gary L. Kermott    3,471

      These individuals can direct the ESOP trustee to vote their ESOP shares. These individuals do not have dispositive power over their ESOP shares. First American Trust FSB, a wholly owned subsidiary of the company, is the trustee of the ESOP.

      The shares set forth in the table include those that the following individuals have the right to acquire within 60 days of March 30, 2001, the record date for this meeting:

       Individual             Shares
       ----------             -------
       George L. Argyros       20,250
       Gary J. Beban           17,250
       J. David Chatham        13,500
       Hon. William G. Davis   20,250
       James L. Doti           20,250
       Lewis W. Douglas, Jr.   20,250
       Paul B. Fay, Jr.        20,250
       D. P. Kennedy           92,000
       Parker S. Kennedy      138,500
       Frank E. O'Bryan        20,250
       Roslyn B. Payne         20,250
       D. Van Skilling         13,500
       Virginia M. Ueberroth   20,250

       Thomas A. Klemens      101,000
       Craig I. DeRoy          85,500
       Gary L. Kermott         36,500

(2) Includes 43,600 shares held by Mr. Argyros as the trustee, with investment power over such securities, of three trusts for the benefit of his family members. In addition, 735,291 shares are held by a nonprofit corporation whose four-member board of directors includes George L Argyros and his wife, which board directs the voting and disposition of such shares, and 18,800 shares are held by another nonprofit corporation with a similar board having similar voting and dispositive power. Mr. Argyros is a director, C.E.O. and shareholder of two companies that hold an aggregate of 59,700 shares.

(3) Of the shares credited to Parker S. Kennedy, president of First American, 10,000 shares are owned directly and 3,299,349 shares are held by Kennedy Enterprises, L.P., a California limited partnership of which Parker S. Kennedy is the sole general partner and D. P. Kennedy, Parker S. Kennedy's father, is one of the limited partners. The limited partnership agreement pursuant to which the partnership was formed provides that the general partner has all powers of a general partner as provided in the California Uniform Limited Partnership Act, provided that the general partner is not permitted to cause the partnership to sell, exchange or hypothecate any of its shares of stock of First American without the prior written consent of all of the limited partners. Of the shares held by the partnership, 457,922 are allocated to the capital accounts of Parker S. Kennedy and 2,015,150 are allocated to the capital account of D. P. Kennedy. The balance of the shares held by the partnership is allocated to the capital accounts of the other limited partners, who are family members of the Kennedys. Except to the extent of his voting power over the shares allocated to the capital accounts of the limited partners, Parker S. Kennedy disclaims beneficial ownership of all shares held by the partnership other than those allocated to his own capital accounts.

(4) In addition to the shares set forth in the table, 406,215 are held in trust under our pension plan as part of the diversified investment of the trust's assets. D. P. Kennedy, Parker S. Kennedy, Thomas A. Klemens and Mark R Arnesen, executive officers of the company, serve on a committee of four persons, the majority of which may direct the disposition of the securities held as trust assets.

(5) Includes 7,500 shares held by a nonprofit corporation for which Mrs. Payne and her spouse serve as officers and directors. In her capacity as an officer of that corporation, Mrs. Payne has the power, as do certain other officers, to direct the voting and disposition of the shares.

(6) Includes 1,100 shares held by a nonprofit corporation for which Mr. Skilling serves as a director and officer. In his capacity as an officer, Mr. Skilling has the power, acting alone, to direct the voting and disposition of the shares.

(7) The shares set forth in the table include 5,000 shares held by a nonprofit corporation whose six-member board of directors is composed of Mrs. Ueberroth and her husband and children. In her capacity as an officer of that corporation, Mrs. Ueberroth has the power, as do certain other officers, to direct the voting and disposition of the shares.

Board and Committee Meetings

   Our board of directors held seven meetings during 2000. Each director attended 75% or more of the meetings of the board and the board committees on which the director served, if any. From time to time, our board may act by unanimous written consent as permitted by the laws of the State of California.

   Our board of directors has an audit committee. The members of the audit committee are Messrs. Chatham (chairman), Doti, Fay, O'Bryan, and Mrs. Ueberroth. The functions performed by this committee include selecting our independent auditor, directing and supervising investigations into matters within the scope of its duties, reviewing with the independent auditor the plan and results of its audit, reviewing internal auditing procedures and results, and determining the nature of other services to be performed by, and fees to be paid to, the independent auditor. During 2000, our audit committee met twice.

   Our board of directors also has a compensation committee. The members of the compensation committee are Messrs. Beban, Chatham, Davis, Doti, Douglas (chairman) and Fay. This committee establishes compensation rates and procedures with respect to our senior management and the senior management of our subsidiaries, including bonus awards. During 2000, our compensation committee met twice.

Executive Officers

   The following provides information regarding our executive officers.

   Name                Position Held                                     Age
   ----                -------------                                     ---
   D. P. Kennedy       Chairman of the Board                              82
   Parker S. Kennedy   President                                          53
   Thomas A. Klemens   Executive Vice President, Chief Financial Officer  50
   Craig I. DeRoy      Executive Vice President, General Counsel          48
   Curt A. Caspersen   Executive Vice President                           42
   John M. Hollenbeck  Executive Vice President                           39
   Gary L. Kermott     Executive Vice President                           47
   John W. Long        Executive Vice President                           45
   Mark R Arnesen      Vice President, Secretary, Corporate Counsel       48

   All officers of the company are appointed annually by the board of directors subsequent to its election.

  . D. P. Kennedy has been our chairman since 1993, and served as our president from 1963 to 1993. He also serves as the vice chairman and director of First American Title Insurance Company, a subsidiary of the company.

  . Parker S. Kennedy, who is D. P. Kennedy's son, has been our president since 1993, and served as our executive vice president from 1986 to 1993. He has been employed by our subsidiary, First American Title Insurance Company, since 1977 and became a vice president of that company in 1979 and a director in 1981. During 1983, he was appointed executive vice president of First American Title Insurance Company, and in 1989 was appointed its president. He now serves as its chairman, a position to which he was appointed in 1999.

  . Thomas A. Klemens has been our executive vice president and chief financial officer since 1996, served as our vice president, chief financial officer from 1993 to 1996, and served as our principal accounting officer from 1992 to 1993. First American Title Insurance Company has employed Mr. Klemens as vice president since 1985, as controller from 1985 to 1993 and as chief financial officer from 1993 to 1998. Mr. Klemens has been a director of First American Title Insurance Company since 1994.

  . Craig I. DeRoy has been our executive vice president and general counsel since 1996, and served as our vice president, general counsel from 1993 to 1996. He also serves as vice president of First American Title Insurance Company, a position he has held since 1993. From 1993 to 1998, he also served as general counsel of First American Title Insurance Company. Mr. DeRoy was appointed a director of First American Title Insurance Company this year.

  . Curt A. Caspersen was named executive vice president of our company last year. He has been executive vice president of our subsidiary, First American Real Estate Information Services, Inc., since 1996 and vice president of First American Title Insurance Company since 1993.

  . John M. Hollenbeck was named executive vice president of our company last year. He has been vice president of our subsidiary, First American Title Insurance Company, since 1989, and has been employed by that company since 1980.

  . Gary L. Kermott has been executive vice president of our company since 1999 and president of First American Title Insurance Company since 1999, and was its executive vice president from 1996 to 1999 and its chief operating officer from 1997 until becoming president. He has been with our company or a subsidiary in various capacities since 1983.

  . John W. Long has been executive vice president of our company since 1999 and president of First American Real Estate Information Services, Inc., a subsidiary of our company, since 1993. He served as executive vice president of that subsidiary from 1991 to 1993.

  . Mark R Arnesen has been vice president, secretary and corporate counsel of our company and of First American Title Insurance Company since 1992. He has been vice president of First American Title Insurance Company since 1989, and has served that company in various capacities since 1979.

Executive Compensation

   The table below describes the compensation paid, earned and awarded for the last three years to our chief executive officer and four other most highly compensated executive officers who were serving at the end of 2000 for all services rendered to the company and its subsidiaries. We sometimes refer to these people in this proxy statement as our "named executive officers." All share amounts have been adjusted to reflect the three-for-two stock split that occurred on January 15, 1998, and the three-for-one stock split that occurred on July 17, 1998.

                           Summary Compensation Table

                                                                         Long-Term
                                                                        Compensation
                                         Annual Compensation            ------------
                                  -------------------------------------  Securities
                                                         Other Annual    Underlying     All Other
Name and Principal Position  Year Salary(1)    Bonus(2) Compensation(3)  Options     Compensation(4)
---------------------------  ---- ---------    -------- --------------- ------------ ---------------
D. P. Kennedy                2000 $330,900(5)  $150,000       --           20,000       $184,174(6)
 Chairman                    1999  301,900(5)       -0-       --              --         205,090(6)
                             1998  317,300(5)   155,000       --           30,000        175,794(6)

Parker S. Kennedy            2000  455,172(7)   300,000       --           80,000          3,586
 President                   1999  430,920(7)       -0-       --              --           4,036
                             1998  401,120(7)   457,200       --           30,000          5,626

Thomas A. Klemens            2000  342,720(8)   250,000       --           50,000          3,578
 Executive Vice President,   1999  287,720(8)   200,000       --              --           3,874
 Chief Financial Officer     1998  262,700(8)   411,326       --           30,000          5,398

Craig I. DeRoy               2000  333,920      250,000       --           50,000          3,490
 Executive Vice President,   1999  280,920      200,000       --              --           3,874
 General Counsel             1998  255,900      411,326       --           30,000          5,398

Gary L. Kermott(9)           2000  325,877(9)   250,000       --           50,000          3,490
 Executive Vice President    1999  251,940(9)   200,000       --              --           3,874
                             1998      --           --        --              --             --

--------
(1) Includes, in addition to regular salary, a fee of $150 for each meeting of the board of directors attended by the named executive officer during the years covered in the table.

(2) Consists of cash bonuses and the dollar value of noncash (stock) bonuses. Officers of our company and its subsidiaries are eligible for such bonuses. Bonuses are awarded during the year following the fiscal year to which the bonus relates. Bonus awards are based on an evaluation by the compensation committee of the performance of the individual and our company during the preceding fiscal year. None of the officers of our company was awarded a stock bonus with respect to services rendered during 2000 or 1999. For services rendered during 1998, 508 individuals were awarded stock bonuses aggregating 147,341 common shares pursuant to our stock bonus plan. The following table sets forth the cash bonus awards and the amount and value of the stock bonus awards received by the named executive officers for services rendered during the three years included in the summary compensation table above.

   Name and                         Stock Bonus    Fair Market
   Principal                 Cash      (# of    Value of Award on
   Position           Year  Bonus     shares)     Date of Award
   ---------          ---- -------- ----------- -----------------
   D. P. Kennedy      2000 $150,000      -0-         $   n/a
                      1999      -0-      -0-             n/a
                      1998  100,000    2,500          55,000

   Parker S. Kennedy  2000  300,000      -0-             n/a
                      1999      -0-      -0-             n/a
                      1998  400,000    2,600          57,200

   Thomas A. Klemens  2000  250,000      -0-             n/a
                      1999  200,000      -0-             n/a
                      1998  360,000    2,333          51,326

   Craig I. DeRoy     2000  250,000      -0-             n/a
                      1999  200,000      -0-             n/a
                      1998  360,000    2,333          51,326

   Gary L. Kermott    2000  250,000      -0-             n/a
                      1999  200,000      -0-             n/a
                      1998      n/a      n/a             n/a

(3) In the interest of retaining our named executive officers, we and our subsidiaries may have paid or provided certain incidental perquisites and other personal benefits to the named executive officers. However, the expenses incurred by us and our subsidiaries in providing such perquisites and benefits to the named executive officers did not, for any fiscal year covered, exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such year for any of the named executive officers. In accordance with the rules of the SEC, the amounts of such perquisites and benefits are not included in the summary compensation table.

(4) Consists of the matching contributions made to the named executive officer's account in our 401(k) savings plan during, or with respect to, the covered fiscal year, plus the dollar value of insurance premiums paid by, or on behalf of, us during the covered fiscal year with respect to term life insurance for the benefit of such officer.

(5) The compensation shown in the "Salary" column of the table includes fees totaling $1,000 and $1,400, which were earned by D. P. Kennedy for services he rendered as a director of our subsidiaries during 1999 and 1998, respectively. Mr. Kennedy did not earn such fees during 2000.

(6) The amounts shown in the last column of the summary compensation table include, for each fiscal year covered, the distributions made to D. P. Kennedy from our pension plan, which were required to be made under provisions of the federal tax laws. For further information, please refer to the section entitled "Pension Plan" below. The compensation shown also includes cash and the value of stock, aggregating $83,273, $95,480 and $64,561, distributed to Mr. Kennedy during 2000, 1999 and 1998, respectively, from his account in our profit sharing plan attributable to contributions made by us and our participating subsidiaries in years prior to those covered in the table and earnings on those contributions. These distributions were required to be made under provisions of the federal tax laws.

(7) The compensation shown in the "Salary" column of the table includes fees totaling $200, which were earned by Parker S. Kennedy for services he rendered as a director of our subsidiaries during 1998. Mr. Kennedy did not earn such fees during 1999 and 2000.

(8) The compensation shown in the "Salary" column of the table includes fees totaling $8,800 for 2000 and $6,800 for each of 1999 and 1998, which were earned by Mr. Klemens for services he rendered as a director of our subsidiaries during those years.

(9) Gary L. Kermott was not an officer of our company prior to being named executive vice president in 1999. The amount shown in the "Salary" column of the table includes fees totaling $2,700 and $1,000, which were earned by him for services rendered as a director of our subsidiaries during 2000 and 1999, respectively.

Stock Option Grants and Exercises

   The following tables provide information with respect to stock options granted to, and exercised and held by, each of the executive officers named in the summary compensation table for fiscal year 2000. All share amounts, values and exercise prices have been adjusted to reflect the three-for-two stock split that occurred on January 15, 1998, and the three-for-one stock split that occurred on July 17, 1998.

                              Option Grants Table

                                      Individual Grants (1)
                   ----------------------------------------------------------- Potential Realizable
                     Number of                                                   Value At Assumed
                    Securities    % of Total                                   Annual Rates of Stock
                    Underlying     Options                                      Price Appreciation
                      Options     Granted to   Exercise or                        For Option Term
                      Granted    Employees in  Base Price                      ---------------------
Name               (# of Shares) Fiscal Year    ($/Sh)(2)    Expiration Date    5% ($)     10% ($)
----               ------------- ------------ ------------- ------------------ --------- -----------
D. P. Kennedy         20,000         .444%    10.75 & 27.00 2/24/10 & 12/14/10   237,408     601,637
Parker S. Kennedy     80,000        1.774%    10.75 & 27.00 2/24/10 & 12/14/10   949,631   2,406,551
Thomas A. Klemens     50,000        1.109%    10.75 & 27.00 2/24/10 & 12/14/10   593,519   1,504,094
Craig I. DeRoy        50,000        1.109%    10.75 & 27.00 2/24/10 & 12/14/10   593,519   1,504,094
Gary L. Kermott       50,000        1.109%    10.75 & 27.00 2/24/10 & 12/14/10   593,519   1,504,094

--------
(1) Half of the options were granted on February 24, 2000, at an exercise price equal to their fair market value of $10.75 per share on that date, and half on December 14, 2000, at an exercise price equal to their fair market value of $27.00 per share on that date. Each of the options disclosed in the table is exercisable in 20% equal annual increments commencing on the first anniversary date of the grant.

(2) Section 4.2 of the plan pursuant to which the options disclosed in the table were awarded allows the Compensation Committee discretion to exchange outstanding options for new, lower-priced options, provided that the lower exercise price is not less than the "fair market value," as defined in the plan, of the shares at the time such new options are granted.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                               Number of Securities             Value of Unexercised
                     Number                   Underlying Unexercised           In-The-Money Options at
                    of Shares              Options at Fiscal Year-End(1)        Fiscal Year-End($)(2)
                    Acquired      Value    -----------------------------      -------------------------
Name               on Exercise Realized($)  Exercisable      Unexercisable    Exercisable Unexercisable
----               ----------- ----------- --------------   ---------------   ----------- -------------
D. P. Kennedy           --          --               66,000            56,000  1,579,278      936,514
Parker S. Kennedy       --          --              102,000           120,500  2,557,794    1,898,829
Thomas A. Klemens    12,000      99,672              72,000            86,000  1,742,364    1,356,514
Craig I. DeRoy        2,500      20,296              56,500            86,000  1,321,059    1,356,514
Gary L. Kermott         --          --               52,500            81,500  1,212,335    1,234,200

--------
(1) Each of the options disclosed in the table is exercisable in 20% equal annual increments commencing on the first anniversary date of the grant.

(2) The value of each unexercised option is based on the difference between the closing price of our common shares on the New York Stock Exchange on December 29, 2000, which was $32.8750, and the adjusted exercise price of such option.

Pension Plan

                            Annual Pension Benefits

   Remuneration
   (Final Average Pay)(1)               Years of Benefit Service
   ----------------------   -------------------------------------------------
                               5      10      20      30       40       50
   $100,000                 $ 4,850 $10,700 $22,900 $35,100 $ 47,300 $ 59,500
    125,000                   6,100  13,450  28,775  44,100   59,425   74,750
    150,000                   7,350  16,200  34,650  53,100   71,550   90,000
    175,000                   8,600  18,950  40,525  62,100   83,675  105,250
    200,000                   9,850  21,700  46,400  71,100   95,800  120,500
    225,000                  11,100  24,450  52,275  80,100  107,925  135,750
    250,000                  12,350  27,200  58,150  89,100  120,050  151,000
    275,000 or more          13,600  29,950  64,025  98,100  132,175  166,250

--------
(1) Final average pay is defined as the highest consecutive five-year average "pay," as defined in the plan, during the last 10 years of employment.

   The above table sets forth estimated annual benefits upon retirement (assuming such benefits will be paid in the form of a life annuity) at various compensation levels and years of service under our pension plans. Subject to certain conditions of age and tenure, all regular employees of the company and participating subsidiaries are eligible to join our qualified pension plan.

   In order to participate, during plan years ending on or prior to December 31, 1994, an employee was required to contribute 1 1/2% of pay (i.e., salary, plus cash bonuses, commissions and other pay) to the plan. As a result of amendments to the pension plan that were adopted in 1994, during plan years commencing after December 31, 1994, an employee is not required to contribute to the plan in order to participate. As a result of further amendments, which were adopted in 2000, the pension plan will not accept new participants after December 31, 2001.

   A participant generally vests in his accrued benefit attributable to the company's contributions upon the completion of three years of service or, if earlier, the attainment of normal retirement age while an employee. Normal retirement age is defined under the plan as the later of the employee's attainment of age 65 or his third anniversary of participation in the plan.

   Upon retirement at normal retirement age, an employee receives full monthly benefits which are equal, when calculated as a life annuity:

  . for years of credited service with the company and its subsidiaries as of December 31, 1994, to 1% of the first $1,000 and 1 1/4% of remaining final average pay (i.e., the average of the monthly "pay," as defined above, during the five highest paid consecutive calendar years out of the last 10 years prior to retirement) times the number of years of credited service as of December 31, 1994; and

  . for years of credited service with the company and its subsidiaries after December 31, 1994, to 3/4% of the first $1,000 and 1% of the remaining final average pay times the number of years of credited service subsequent to December 31, 1994.

  . Effective December 31, 2000, our pension plan was amended to exclude from the calculation of benefits (i) any pay earned after December 31, 2001, and (ii) any service earned after December 31, 2005.

   An employee with at least three years of participation in the plan may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits.

   We fund the plan based on actuarial determinations of the amount required to provide the stated benefits. The table is based on retirement at age 65 or later, with contributions having been made by the employee in each year of credited service prior to 1995. The benefits are not subject to deduction for Social Security payments or any other offsets. Currently, D. P. Kennedy, Parker
S. Kennedy, Thomas A. Klemens, Craig I. DeRoy and Gary L. Kermott have 52, 24, 15, 7 and 18 years, respectively, of credited service.

   The compensation levels shown in the table are less than those set forth in the summary compensation table because the federal tax law limits the maximum amount of pay that may be considered in determining benefits under the tax-qualified pension plan, and our pension restoration plan, which is described below, does not make up for these limits for pay exceeding $275,000. The limit on pay that could be recognized by tax-qualified retirement plans was $200,000 in 1989. This amount was adjusted for inflation for each year through 1993, when the limit was $235,840. In 1993, this limit was decreased to $150,000 for plan years beginning in 1994. The $150,000 limit has been adjusted for inflation and was increased to $160,000 as of January 1, 1997, and to $170,000 as of January 1, 2000. The highest final average pay that could be considered in determining benefits accruing under the pension plan before 1994 is $219,224, and the highest final average pay that can currently be considered in determining benefits accruing after 1993 is $164,000.

   During 1996, we adopted our pension restoration plan. This plan is an unfunded, nonqualified plan designed to make up for the benefit accruals that are restricted by the indexed $150,000 pay limit. However, in order to limit its expense, the pension restoration plan does not make up for benefit accruals on compensation exceeding $275,000. The pension restoration plan also makes up for benefits that cannot be paid from our pension plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under our pension restoration plan occurs at the same time that vesting occurs for that employee in his or her pension plan benefits. The pension restoration plan is effective as of January 1, 1994, but only covers employees who were participants in the pension plan on that date. As noted above, January 1, 1994, is the date as of which the pay limit for the pension plan was reduced from $235,840 to $150,000. The pension restoration plan will, as does the pension plan, exclude pay earned after December 31, 2001.

   Pursuant to the provisions of the federal tax laws, during 2000, 1999 and 1998, respectively, mandatory distributions totaling $97,146, $105,371 and $105,371 were made to D. P. Kennedy from the pension plan. These amounts are included in the last column of the summary compensation table.

Supplemental Benefit Plan

   We maintain an executive supplemental benefit plan which we believe assists us in attracting and retaining highly qualified individuals for upper management positions. The plan provides retirement benefits for, and preretirement death benefits with respect to, certain key management personnel selected by our board of directors. Under the plan, upon retirement at normal retirement date (the later of age 65 or, unless waived by our board of directors, completion of 10 years of service), a participant receives a joint life and 50% survivor annuity benefit equal to 35% of "final average compensation." "Final average compensation" is the average annual compensation, composed of base salary, plus cash and stock bonuses, for those three calendar years out of the last 10 years of employment preceding retirement in which such compensation is the highest.

   The benefit is reduced by 5% for each year prior to normal retirement date in which retirement occurs and, until age 70, increased by 5% (compounded in order to approximate the annuitized value of the benefit had retirement occurred at age 65) for each year after such date in which retirement occurs. With respect to such postponed retirement, the plan takes into account covered compensation received until age 70, so that the retirement benefit of an executive who retires after normal retirement date is determined as the greater of the annuitized benefit or the benefit calculated using final average compensation until age 70.

   To be eligible to receive benefits under the plan, a participant must be at least age 55, have been one of our employees, or an employee of one of our subsidiaries, for at least 10 years and, unless waived by our board of directors, covered by the plan for at least five years. A preretirement death benefit is provided consisting of 10 annual payments, each of which equals 50% of final average compensation. Vesting of rights under the plan is accelerated in the event of a "change in control" (as defined in the plan) of our company.

   Currently 53 employees, including D. P. Kennedy, Parker S. Kennedy, Thomas
A. Klemens, Craig I. DeRoy and Gary L. Kermott, have been selected to participate in the plan. The annual benefit payable under the plan to D. P. Kennedy in the event of his retirement is $108,936. The estimated annual benefits payable under the plan to Parker S. Kennedy, Thomas A. Klemens, Craig
I. DeRoy and Gary L Kermott upon retirement at normal retirement age, assuming compound annual increases of 5.0% in the relevant portions of compensation shown above in the summary compensation table, are $418,086, $392,253, $432,459 and $456,748, respectively.

   The plan is unfunded. We purchase insurance, of which we are the owner and beneficiary, on the lives of the plan participants. This insurance is designed to recover, over the life of the plan, our costs incurred with respect to the plan.

Deferred Compensation Plan

   Our deferred compensation plan gives a select group of management and highly compensated employees the opportunity to elect to defer portions of salary, commissions and bonuses. A committee appointed by our board is responsible for administering the plan, which became effective January 1, 1998. We maintain a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to receive cash benefits in one lump sum or in quarterly payments upon termination of employment or death.

Change of Control Arrangements

   Our supplemental benefit plans and all of our stock option plans (unless our board directs otherwise with respect to our 1997 directors stock option plan) call for accelerated vesting of all benefits and options in the event of a change in control of the company. In addition, as part of our efforts to retain key employees, effective November 12, 1999, we entered into agreements with each of the named executive officers and other designated employees to provide for certain benefits in the event they are terminated within three years after a change in control occurs. A "change in control" means any one of the following:

  . a merger or consolidation in which our shareholders end up owning less than 50% of the voting securities of the surviving entity;

  . the sale, transfer or other disposition of all or substantially all of our assets or the complete liquidation or dissolution of the company;

  . a change in the composition of our board over a two-year period without the consent of a majority of the directors in office at the beginning of the two-year period; or

  . the acquisition or accumulation by certain persons of at least 25% of our voting securities.

   If termination of employment occurs without cause or if the employee terminates employment for "good cause," we will pay the following benefits in one lump sum within 10 business days:

  . the employee's base salary through and including the date of termination and any accrued but unpaid bonus;

  . a portion of the employee's annual bonus prorated through the date of termination;

  . any compensation previously deferred by the employee (other than pursuant to a tax-qualified plan) together with any interest and earnings;

  .  accrued and unpaid vacation pay;

  .  unreimbursed business expenses;

  . three times the employee's annual salary in effect immediately prior to the date of termination; and

  . three times the greater of the employee's highest annual incentive bonus (including cash and stock) during the preceding four fiscal years or the employee's anticipated bonus for the remainder of the year.

   We will also continue to pay the health and welfare benefits for the employee and dependents that were in place immediately prior to the termination for a 24-month period following the date of termination. All cash payments will be on an "after-tax basis" so that the employee will receive benefits without being reduced to pay any excise tax. The change-in-control agreements have an initial term of three years and will be automatically extended for additional one-year periods unless our board or the employee with whom the agreement is entered into gives notice not to extend. In addition, if the employee terminates employment for any reason during the 30-day period following the one-year anniversary of the change of control, the employee will receive all of the benefits described above, except that the multiple of annual salary and bonus would be reduced from three to two.

Directors' Compensation

   Each director who is not one of our employees, or an employee of a subsidiary, receives annual compensation of $20,000, a fee of $1,000 for attending each meeting of the board of directors and $500 for attending each committee meeting. Each director who is an employee receives a fee of $150 for attending each meeting of the board. Directors are reimbursed for their expenses incurred in attending meetings of the board and its committees. For fiscal year 2000, nonemployee directors were not awarded options to purchase our common shares.

Compensation Committee Interlocks and Insider Participation

   During 2000, the compensation committee of our board of directors consisted of Messrs. Beban, Chatham, Davis, Doti, Douglas and Fay, all of whom are nonemployee directors. No member of the compensation committee is an executive officer or director of another entity for whom any of our executive officers serves as a director or officer.

   Pursuant to the SEC's regulations, the following report of the compensation committee on executive compensation, comparative cumulative total return to shareholders graph and accompanying text and report of the audit committee shall not be deemed to be incorporated by reference into any of our filings under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates future Securities Act or Securities Exchange Act filings in whole or in part by reference.

Report of the Compensation Committee on Executive Compensation

 Compensation Policy

   The company's compensation program, which has been endorsed by the compensation committee, is designed to enhance shareholder value by providing that a large part of the executive compensation be related to the company's performance, as well as to the contribution of each individual officer. The company's policy is further designed to develop and administer programs that will:

  . attract and retain key executives critical to the company's long-term success;

  . provide median compensation levels that are competitive with others in the company's industry;

  .  motivate executives to enhance long-term shareholder value; and

  . integrate compensation programs with the company's annual planning and measurement processes.

   The annual bonus programs include a cash bonus program, as well as stock option and stock bonus plans designed to encourage and create ownership and retention of the company's shares by its key employees.

 Responsibilities of the Compensation Committee

   The board of directors established the compensation committee in 1979. The committee consists of six independent directors, none of whom is a former or current officer or employee of the company or any of its subsidiaries. The committee reviews and approves the base salaries of the named executive officers of the company, as well as the annual bonus programs, incentive plans and executive benefit plans. The committee, as needed, engages compensation and benefits-consulting firms to assist in the performance of its duties. For the year 2000, the committee analyzed the reasonableness of the compensation paid to the named executive officers. In addition, the committee reviewed information on general compensation trends of related companies. For the purpose of this analysis, the committee used the group of companies whose returns to shareholders compose the peer group index shown in the performance graph below.

   The committee also reviewed published compensation surveys for comparative results against our compensation level. It reviewed the compensation of the company's named executive officers for 2000 and believes that the compensation for all named executive officers is reasonable in view of the company's performance and industry compensation levels. Measures used for determining the appropriate level of compensation for the named executive officers include competitive position, profit, profit retention (ratio of profits to revenue), and ability to select and develop executive replacement personnel.

 CEO Compensation

   As part of a company-wide expense reduction effort, effective January 1, 2000 thru March 31, 2000, Parker S. Kennedy took a 10% reduction in base pay. In June of 2000, the committee increased Mr. Kennedy's base salary for the year 2000 to $500,000, an increase of 16.3% from its previous level of $430,020. The committee made no other increases to Mr. Kennedy's 2000 salary. Mr. Kennedy's base salary for the year 2000 was, in the opinion of the committee, within the median salary range for chief executive officers in the group of comparable companies. In determining the appropriate salary level, the committee considered the company's market share, the company's earnings relative to its competitors and the benefit the company derives from the retention of its chief executive officer.

   Reflecting the committee's commitment to relating a portion of each executive officer's compensation to the annual results of the company, Parker
S. Kennedy received a cash bonus of $300,000, representing 66% of his 2000 salary. This bonus was intended to reward Mr. Kennedy for his leadership for the year 2000, which resulted in the third highest revenues and operating earnings in the company's history. During the year 2000, Mr. Kennedy also was awarded options to acquire 80,000 Common shares.

                                          Compensation Committee

                                          Lewis W. Douglas, Jr., Chairman
                                          Gary J. Beban
                                          J. David Chatham
                                          Hon. William G. Davis
                                          James L. Doti
                                          Paul B. Fay, Jr.

Comparative Cumulative Total Return To Shareholders

   Since December 3, 1993, our common shares have been listed and trading on the NYSE under the trading symbol "FAF." Previously, our shares were traded on the national over-the-counter market and were designated and quoted on the NASDAQ National Market System under the trading symbol "FAMR." The following graph compares the yearly percentage change in the cumulative total shareholder return on our common shares, assuming reinvestment of dividends, with the corresponding changes in the cumulative total returns of the Standard & Poor's 500 Composite Stock Price Index, the Standard & Poor's Financial Index and a peer group index, designated "Custom Peer Group A," consisting of the following companies, in each case assuming reinvestment of dividends:

  . Chicago Title Corp. (excluding the period following its acquisition by Fidelity National Financial, Inc., in March 2000);

  .  Fidelity National Financial, Inc.;

  .  LandAmerica Financial Group, Inc.;

  .  Old Republic International Corp.;

  . Reliance Group Holdings, Inc. (excluding the period following sale of its title insurance business in 1998 to Lawyers Title Corp., which is now part of the LandAmerica Financial Group, Inc., companies); and

  .  Stewart Information Services Corp.

   Over the past several years, we have been diversifying our revenue base beyond the title insurance industry. Nontitle operating revenues for the year ended December 31, 2000, constituted 28% of our total operating revenues. Therefore, this year we are including a new peer group index in the graph, designated "Custom Peer Group B." The new index consists of the cumulative total shareholder return on the common shares of the above-mentioned companies and the shares of ChoicePoint Inc. and Equifax Inc. ChoicePoint provides decision-making intelligence to businesses, government agencies and individuals and provides risk management and fraud prevention information and related technology solutions to the insurance industry. Equifax principally provides information services to businesses that grant credit and authorize and process credit cards and check transactions. The cumulative total shareholder returns of the peer groups of companies have been included in the graph to provide comparisons with other publicly held companies having subsidiaries that transact the business of title insurance and/or information services on a nationwide basis. The new peer group index offers a more relevant comparison with the Corporation's returns to shareholders and will be used in future performance graphs in place of the previous peer group index.

                Comparison of Five Year Cumulative Total Return*
                                     Among
                       The First American Corporation**,
   S&P 500 Composite Index**, S&P Financial Index**, and Custom Peer Groups**

                              [PERFORMANCE GRAPH]

                        The First   Custom    Custom       S&P         S&P
Measurement Period       American    Peer      Peer      Financial   Composite
(Fiscal Year Covered)      Corp.    Group A   Group B     Index       Index
----------------------  ---------   -------   -------    ---------   ---------
Measurement Pt-12/29/95    $ 100     $ 100     $ 100       $ 100       $ 100
          FYE  12/31/96    $ 157     $ 110     $ 115       $ 135       $ 123
          FYE  12/31/97    $ 286     $ 163     $ 167       $ 200       $ 164
          FYE  12/31/98    $ 564     $ 212     $ 212       $ 223       $ 211
          FYE  12/31/99    $ 222     $ 124     $ 149       $ 232       $ 255
          FYE  12/29/00    $ 595     $ 235     $ 261       $ 293       $ 232
-------
* Adjusted for reinvestment of dividends. Stock price performance shown is not indicative of future price performance.

** As calculated by Bloomberg Financial Services, to include the reinvestment of dividends.

Report of the Audit Committee

   The Audit Committee of the Board reviews the company's accounting policies and financial reporting and disclosure practices, system of internal controls, audit process and the process for monitoring compliance with laws, regulations and corporate policies. The Board adopted a written charter for the Audit Committee on May 11, 2000, a copy of which is attached to this proxy statement as Appendix "A."

   The Audit Committee has reviewed the company's audited consolidated financial statements and discussed them with management. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended.

   The Audit Committee received from PricewaterhouseCoopers the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and be filed with the U.S. Securities and Exchange Commission.

   Each of the Audit Committee members meets the requirement of independence established in the New York Stock Exchange Listing Standards. One member of the Audit Committee, Frank O'Bryan, occupies an office in the building housing the company's executive offices, which the company owns. In lieu of paying rent for that office, Director O'Bryan makes a jet aircraft that he owns available to certain executive officers of the company for business use, for which he is reimbursed only for the out-of-pocket expenses incurred in operating the aircraft during the time it is being used by such executives. The other members of the Audit Committee and the Board have concluded that this relationship is not material to the company nor to Director O'Bryan and that it does not interfere with Director O'Bryan's exercise of independent judgment.

                                          Audit Committee

                                          J. David Chatham, Chairman
                                          James L. Doti
                                          Paul B. Fay, Jr.
                                          Frank O'Bryan
                                          Virginia M. Ueberroth

Section 16(a) Beneficial Ownership Reporting Compliance

   Rules adopted by the SEC require our officers and directors, and persons who own more than 10% of our issued and outstanding common shares, to file reports of their ownership, and changes in ownership, of our shares with the SEC on prescribed forms. Officers, directors and greater-than-ten-percent shareholders are required by the SEC's rules to furnish us with copies of all such forms they file with the SEC.

   Based solely on the review of the copies of the forms received by us, or written representations from reporting persons that they were not required to file a Form 5 to report previously unreported ownership or changes in ownership, we believe that, during our fiscal year ending December 31, 2000, our officers, our directors and the greater-than-ten-percent beneficial owners that we know of complied with all such filing requirements, except for one director and four officers. Director Frank O'Bryan filed a late report covering his acquisition of our common shares in December 2000. Curt A. Caspersen was late in reporting a portion of the shares beneficially owned by him at the time he became an officer of our company in January 2000; Craig I. DeRoy filed a late report covering his acquisition of our common shares via an exercise of stock options in May 2000; Thomas A. Klemens filed a late report covering a grant of stock options to him in December 2000; and John W. Long filed a late report covering his exercise of stock options and sale of our common shares in May 2000.

Relationship with Independent Accountants

   The firm of PricewaterhouseCoopers LLP has been selected by our audit committee as independent accountants to audit our books and accounts, as well as those of our subsidiaries, for the year ending December 31, 2001. This firm has served as our independent accountants since 1954.

   A representative of PricewaterhouseCoopers will be present at the meeting. The representative will have the opportunity to make any desired statement and to answer any appropriate questions by the shareholders.

Audit Fees

   We incurred aggregate fees of $1,030,000 for the audit of our annual financial statements for the year ended December 31, 2000, and the review of our quarterly financial statements for that year by our independent accountants.

All Other Fees

   In addition to the audit fees mentioned in the preceding paragraph, we incurred aggregate fees of $351,100 for statutory audits, $56,900 for benefit plan audits, $645,000 for tax work and $101,825 for other work performed by our independent accountants for the year ended December 31, 2000. The Audit Committee has considered whether the provision of these services by our independent accountants is compatible with their independence and has concluded that the provision of such services does not interfere with the exercise of independent judgment by such accountants.

Shareholder Proposals

   In order for a proposal by you or your fellow shareholders to be included in the proxy statement and form of proxy solicited by our board of directors for our next annual meeting of shareholders, the proposal must be received no later than December 13, 2001. This date assumes that the date of our next annual meeting will not be advanced or delayed by more than 30 calendar days from the date of the current annual meeting. If such an event occurs, we will provide you with notice in our earliest possible quarterly report on Form 10-Q of the date by which such proposals must be received in order to be included in the proxy materials.

   If you or your fellow shareholders wish to submit a proposal for consideration at next year's annual meeting without including the same in the proxy statement and form of proxy solicited by our board of directors, you should inform our secretary no later than February 26, 2002, of your intention to do so. If you wait longer, the holders of the proxies solicited by our board of directors may vote on your proposal(s) at their discretion even if they are not mentioned in the proxy statement and form of proxy solicited by our board.

Appraisal Rights

   You are not entitled to appraisal rights in connection with the approval of the proposals to be voted upon at the meeting.

General Information

   We will, upon the written request of any person who is a beneficial owner of our common shares on the record date for the annual meeting, furnish without charge a copy of our annual report filed with the SEC on Form 10-K for the year 2000 and will furnish, at a charge of $10, a copy of the exhibits thereto. Such request should contain a representation that the person requesting this material was a beneficial owner of our shares on the record date. Such request should be sent to the secretary at our address indicated on the first page of this proxy statement.

   The board of directors is not aware of any matters to come before the meeting other than those set forth on the notice accompanying this proxy statement. If any other matters come before the meeting, the holders of the proxies will vote thereon in their discretion.

                                           By Order of the Board of Directors
                                                     Mark R Arnesen
                                                       Secretary

Santa Ana, California
April 5, 2001

                                                                     EXHIBIT "A"

                         THE FIRST AMERICAN CORPORATION

                       2001 EMPLOYEE STOCK PURCHASE PLAN

1. Purpose.

   The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under
Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

   (a) "Board" shall mean the Board of Directors of the Company.

   (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

   (c) "Common Stock" shall mean the Common Stock of the Company.

   (d) "Company" shall mean The First American Corporation, a California corporation, and any Designated Subsidiary of the Company.

   (e) "Compensation" shall mean all wages within the meaning of Code section 3401(a), and all other payments of compensation to an Employee by the Company or Designated Subsidiary for which the Company or Designated Subsidiary is required to furnish the Employee a written statement under Code sections 6041 and 6051. Compensation shall be determined without regard to any rules under Code section 3401(a) that limit the remuneration included in wages based on the nature or location of employment or the services performed. The Board shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation, including the forms of pay to be included in Compensation for Designated Subsidiaries and Employees outside of the United States, and may change the definition of Compensation on a prospective basis.

   (f) "Designated Subsidiary" shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

   (g) "Employee" shall mean any individual who is an Employee of the Company for tax purposes who has been employed with the Company for a period of thirty
(30) days. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

   (h) "Enrollment Date" shall mean a date prior to the beginning of an Offering Period, as specified by the Board, on which the eligibility for participation in the following Offering Period is determined.

   (i) "Exercise Date" shall mean the last day of each Offering Period.

   (j) "Fair Market Value" shall mean, as of any date, the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange, as reported in The Wall Street Journal or such other sources as the Board deems reliable.

   (k) "Offering Period" shall mean a period of approximately one (1) month during which an option granted pursuant to the Plan may be exercised. The first Offering Period will commence on August 1, 2001 and terminate on the last Trading Day in August 2001. Thereafter, subsequent Offering Periods, if any, will commence on the first day of each month and terminate on the last Trading Day of that month. The duration of Offering Periods may be changed pursuant to
Section 4 of this Plan.

   (l) "Plan" shall mean this 2001 Employee Stock Purchase Plan.

   (m) "Purchase Price" shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Exercise Date, provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 19.

   (n) "Reserves" shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

   (o) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

   (p) "Trading Day" shall mean a day on which national stock exchanges are open for trading.

3. Eligibility.

   (a) Any Employee who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan.

   (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, in accordance with Section 423(b)(8) of the Code.

4. Offering Periods.

   The Plan shall be implemented by consecutive monthly Offering Periods with the first offering period commencing on August 1, 2001, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5. Participation.

   (a) An eligible Employee may become a participant in the Plan by completing an enrollment form designated by the Board, on or before the date designated by the Board.

   (b) Payroll deductions for a participant shall commence on the first payroll following the first day of the Offering Period and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6. Payroll Deductions.

   (a) At the time a participant files his or her enrollment agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period. Payroll deductions may be permitted on the basis of flat dollar contributions, or a percentage of compensation (in whole percentages only), as determined by the Board.

   (b) All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

   (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions by completing or filing with the Company a new enrollment form authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following the administrative deadline established by the Company. A participant's enrollment form shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

   (d) Notwithstanding the foregoing, to the extent necessary to comply with
Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be refunded to the participant, or decreased to zero percent (0%), at any time.

   (e) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7. Grant of Option.

   On the first day of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase

Price) up to a number of shares of the Company's Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period.

8. Exercise of Option.

   Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Shares purchased shall be full or fractional shares as determined by the Board. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

9. Delivery.

   As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, of the shares purchased upon exercise of his or her option.

10. Withdrawal.

   (a) A participant may withdraw from the Plan at any time by giving notice to the Company on the form designated by the Board, on or before the date designated by the Board. If a participant withdraws from the Plan, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new enrollment form as provided in Section 5.

   (b) A participant's withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11. Termination of Employment.

   Upon a participant's ceasing to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto and such participant's option shall be automatically terminated.

12. Interest.

   No interest shall accrue on the payroll deductions of a participant in the Plan.

13. Stock.

   (a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of the Company's Common Stock which shall be made available for sale under the Plan shall be three million (3,000,000) shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

   (b) The participant shall have no interest or voting right in shares covered by his option until such option has been exercised.

   (c) Shares to be delivered to a participant under the Plan shall be registered in the name of the participant.

14. Administration.

   The Plan shall be administered by the Board or a committee appointed by the Board. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. In the event that a committee is appointed by the Board, a decision of the committee regarding the Plan shall have the same effect as a decision by the Board. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

15. Transferability.

   Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16. Use of Funds.

   All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17. Reports.

   Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

   (a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

   (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company's proposed dissolution or liquidation. The Board shall notify each participant, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in
Section 10 hereof.

   (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed sale or merger. The Board shall notify each participant, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19. Amendment or Termination.

   (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18, no such termination shall affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in
Section 18 and Section 19, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

   (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to add or delete Designated Subsidiaries to be eligible to participate in the Plan, change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

   (c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

       (i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

       (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

       (iii) allocating shares.
   Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20. Notices.

   All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Conditions Upon Issuance of Shares.

   (a) Securities Law Requirements. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

   (b) Holding Period after Exercise of Option. Shares issued as a result of the exercise of an option under this Plan will be subject to a holding period of one (1) year from the date of exercise. During this holding period, the shares may not be sold or transferred by the Employee. The Board, at its sole discretion, may change or eliminate this holding period.

22. Term of Plan.

   The Plan shall become effective August 1, 2001, subject to approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 19 hereof.

23. Governing Law.

   This Plan shall be governed by the laws of the State of California.

24. No Enlargement of Employee Rights.

   Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Designated Subsidiary, or to interfere with the right of the Company or Designated Subsidiary to discharge any Employee at any time.

25. Rules for Foreign Jurisdictions.

   The Board may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

   The Board may also adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

                                                                    APPENDIX "A"

                   Charter and Powers of the Audit Committee

   "RESOLVED, that the charter and powers of the Audit Committee of the Board of Directors (the 'Audit Committee') shall be:

    Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation;

    Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Corporation;

    Overseeing that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and Corporation policy;

   "RESOLVED, that the Audit Committee shall have the following specific powers and duties:

     1. Holding such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants or auditors;

     2. Reviewing the performance of the independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of the independent accountants;

     3. Confirm and assure the independence of the independent accountants and the objectivity of the internal auditor;

     4. Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Corporation and its subsidiaries; reviewing and approving the independent accountants' annual engagement, reviewing and approving the Corporation's internal audit charter, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

     5. Reviewing with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

     6. Reviewing the range and cost of audit and nonaudit services performed by the independent accountants;

     7. Reviewing the Corporation's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statements;

     8. Providing an independent, direct communication between the Board of Directors, internal auditors and independent accountants;

     9. Reporting through its Chairman to the Board of Directors following the meetings of the Audit Committee;

    10. Maintaining minutes or other records of meetings and activities of the Audit Committee;

    11. Conducting or authorizing investigations into any matters within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;

    12. Considering such other matters in relation to the financial affairs of the Corporation and its accounts and in relation to the internal and external audit of the Corporation as the Audit Committee may in its discretion, determine to be advisable; and

    13. Reviewing the responsibilities of the Committee annually and reporting and making recommendations to the Board of Directors on these responsibilities."

                                    [LOGO]
                        THE FIRST AMERICAN CORPORATION
              1 First American Way . Santa Ana, California 92707
                          714-800-3000 . 800-854-3643

                              [MAP APPEARS HERE]

FROM SAN DIEGO: Take I-5 north, transition to I-405 north to 55 north. Exit MacArthur Blvd., turn left under freeway to Imperial Prom. Right to First American Way.

FROM LOS ANGELES: Take I-5 south, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur to Imperial Prom. Right to First American Way.

FROM RIVERSIDE: Take 91 west, transition to 55 south. Exit MacArthur Blvd., turn right on MacArthur to Imperial Prom. Right to First American Way.

                                     [LOGO]
                         THE FIRST AMERICAN CORPORATION
   Home Office: 1 First American Way, Santa Ana, CA 92707-5913 . 714-800-3000

                                     [LOGO]
                         The First American Corporation

                       Annual Meeting of Shareholders of
                        The First American Corporation

                             Thursday, May 10, 2001
                                     2 p.m.

                             At the home office of
                         The First American Corporation
               1 First American Way, Santa Ana, California 92707

                     Your Vote Is Important to the Company!

--------------------------------------------------------------------------------
    Using the telephone or Internet, you can vote any time, 24 hours a day.
You can vote in one of three ways:

1. Call toll-free 1-877-482-6133 on a touch-tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

2.  Vote online at our Internet address: www.proxyvoting.com/firstamer

3. Mark, sign and date your proxy card and return it promptly in the enclosed postpaid envelope.

          See detailed instructions on the reverse side of this form.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE
--------------------------------------------------------------------------------

                         The First American Corporation
       1 FIRST AMERICAN WAY . SANTA ANA, CALIFORNIA 92707 . 714-800-3000

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of The First American Corporation hereby appoints D.
P. Kennedy, Parker S. Kennedy and Mark R Arnesen, and each of them, with power to each of substitution, to attend the annual meeting of shareholders of said corporation to be held May 10, 2001, at 2 p.m. at the home office of The First American Corporation, 1 First American Way, Santa Ana, California, and any adjournments or postponements thereof; and to vote the shares of the undersigned at such meeting with respect to (1) the election of directors and (2) the approval of the proposed employee stock purchase plan, as indicated on the reverse side hereof, with all powers that the undersigned would have if acting in person, including the right in their discretion to cumulate and distribute the aggregate cumulative votes in respect of such shares as they choose among those nominees as to whom the undersigned has not withheld authority; and with discretionary authority to act on such other matters as may properly come before said meeting or any adjournments or postponements thereof.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED SPECIFICALLY ON THE PROPOSALS LISTED ON THE REVERSE SIDE HEREOF AS THERE SPECIFIED. WHERE NO SPECIFICATION IS MADE, SAID SHARES SHALL BE VOTED FOR THE PROPOSALS.

                   (Continued and to be signed on other side)

                                     [LOGO]
                         The First American Corporation
--------------------------------------------------------------------------------
                             Online Access Is Here!
    Using the telephone or Internet, you can vote any time, 24 hours a day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

To vote your proxy by telephone, follow these instructions:
1.  Call toll-free 1-877-482-6133 on a touch-tone telephone
2. Have your proxy card in hand when you call; you will be prompted to enter your 7-digit Control Number that is located below
3.  Follow the simple instructions the Vote Voice provides you

Option A: To vote as the Board of Directors recommends on ALL proposals: Press 1 Option B: If you choose to vote on each item separately: Press 0

To vote your proxy online, follow these instructions:
1.  Read the enclosed proxy statement and proxy card
2.  Go to the Web site www.proxyvoting.com/firstamer
3.  Enter the 7-digit Control Number located on your proxy card below
4.  Follow the instructions posted at the Web site

To vote by mail, follow these instructions:
1.  Mark, sign and date your proxy card
2. Return your proxy card in the postpaid envelope we've provided or return it to First American Trust,
     Attn: Transfer Department, 421 N. Main Street, Santa Ana, CA 92701-4617
--------------------------------------------------------------------------------
If you vote by phone or Internet,
please do not mail your proxy card.

     Thank you for voting.


                                                          Control Number
--------------------------------------------------------------------------------
                          (Continued from other side)

The Board of Directors recommends a vote FOR items 1 and 2 listed below.

1. Election of Directors FOR [_] all nominees listed below (except as marked to the contrary below) WITHHOLD AUTHORITY [_] for all nominees listed below
    (01) George L. Argyros, (02) Gary J. Beban, (03) J. David Chatham, (04) William G. Davis, (05) James L. Doti, (06) Lewis W. Douglas, Jr., (07) Paul
    B. Fay, Jr., (08) D.P. Kennedy, (09) Parker S. Kennedy, (10) Frank E. O'Bryan, (11) Roslyn B. Payne, (12) D. Van Skilling and (13) Virginia M. Ueberroth. (INSTRUCTION: to withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) on the line below.)
________________________________________________________________________________

2.  Approval of The First American         FOR [_]   AGAINST [_]    ABSTAIN [_]
    Corporation 2001 Employee Stock
    Purchase Plan

                                                          Control Number
______________________  _________________________________ Dated.......... , 2001
Please sign exactly as name appears on stock certificate as shown hereon.

If shares are jointly held, this proxy should be signed by each such joint owner. Executors, administrators, guardians, trustees or others signing in a fiduciary capacity should state their full title as such. A proxy executed by a corporation should be signed in its name by its president or any vice president and attested to by its secretary or an assistant secretary; if otherwise executed, please furnish proof of authority.

PLEASE SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE.